Exhibit 99.1

News Release
For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO & Treasurer	Vice President, Marketing & Communications
407.650.1510	407.650.1205

CNL Hotels & Resorts Completes Sale of Its Interest in the Hampton Inn Chelsea

(ORLANDO, Fla.) October 2, 2006 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust, announced today that it has completed the sale of its partnership interest in the Hampton Inn Chelsea in New York to Hersha Hospitality Trust. As previously announced, the sale price was based on a valuation of $54.0 million for the property, or approximately $375,000 per key, resulting in an estimated net gain of approximately $17 million to CNL Hotels & Resorts.

Thomas J. Hutchison III, chief executive officer of CNL Hotels & Resorts, stated, “We have valued our relationship with Hersha in this venture and are pleased to have completed this transaction, furthering our strategy to focus on high-end hotels and resorts and capitalize on favorable market fundamentals.”

CNL Hotels & Resorts intends to use the net proceeds from the sale primarily to retire existing debt.

About CNL Hotels & Resorts, Inc.
CNL Hotels & Resorts, Inc. is a leading real estate investment trust and owner of one of the most distinctive portfolios in the lodging industry. With a focus on luxury and upper-upscale properties, the company currently has approximately $6 billion in total assets with 91 hotels and resorts across North America that operate under premium brands such as The Waldorf=Astoria Collection, Hilton, The Ritz-Carlton, JW Marriott, Marriott and Hyatt. For more information, please visit www.cnlhotels.com.

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Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the planned use of sales proceeds, the amount of gain, and other statements that are not historical facts, and/or statements containing words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," “could”, "target(s)," "project(s)," "will," "believe(s)," "seek(s)," "estimate(s)" and similar expressions. These statements are based on management's current expectations, beliefs and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of our control that could lead to actual results materially different from those described in the forward-looking statements. CNL Hotels & Resorts, Inc. (the “Company”) can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations and those described in the forward looking statements include, but are not limited to: changes in the planned use of proceeds; changes in market conditions for hotels and resorts; continued ability to finance acquired properties in the asset backed securities markets; changes in interest rates and financial and capital markets; changes in generally accepted accounting principles and tax laws and the application thereof; the occurrence of terrorist activities or other disruptions to the travel and leisure industries; availability of attractive acquisition opportunities; and such other risk factors as may be discussed in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.